UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)

Nuveen Short Duration Credit Opportunities Fund

(Name of Issuer)
Common Stock

(Title of Class of Securities)
67074X107

(CUSIP Number)

July 31, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 2 of 16 Pages

1		NAME OF REPORTING PERSONS Guggenheim Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,024,033
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,024,033
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,024,033
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.06%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 3 of 16 Pages

1		NAME OF REPORTING PERSONS Guggenheim Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,024,033
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,024,033
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,024,033
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.06%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 4 of 16 Pages

1		NAME OF REPORTING PERSONS GI Holdco II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,024,033
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,024,033
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,024,033
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.06%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 5 of 16 Pages

1		NAME OF REPORTING PERSONS GI Holdco, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,024,033
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,024,033
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,024,033
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.06%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 6 of 16 Pages

1		NAME OF REPORTING PERSONS Guggenheim Partners Investment Management Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,024,033
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,024,033
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,024,033
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.06%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 7 of 16 Pages

1		NAME OF REPORTING PERSONS Guggenheim Funds Services Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,024,033
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,024,033
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,024,033
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.06%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 8 of 16 Pages

1		NAME OF REPORTING PERSONS Guggenheim Funds Services, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,024,033
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,024,033
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,024,033
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.06%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 9 of 16 Pages

1		NAME OF REPORTING PERSONS Guggenheim Funds Distributors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,024,033
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,024,033
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,024,033
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.06%
12		TYPE OF REPORTING PERSON (See Instructions) IA, BD

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 10 of 16 Pages

1		NAME OF REPORTING PERSONS Guggenheim Defined Portfolios, Series 887, 895, 909, 911, 920, 921, 941, 943, 953, 979, 981, 982, 986, 989, 992, 1008, 1034, 1039, 1042, 1045, 1046, 1054 & 1056
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Illinois
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,024,033
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,024,033
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,024,033
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.06%
12		TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 11 of 16 Pages

Item 1.	(a) Name of Issuer:

Nuveen Short Duration Credit Opportunities Fund

(b) Address of Issuer’s Principal Executive Offices:

333 West Wacker Drive, Chicago, Illinois 60606

Item 2.	(a) Name of Person Filing:

This Statement is filed by Guggenheim Capital, LLC, Guggenheim Partners, LLC, GI Holdco II, LLC, GI Holdco, LLC, Guggenheim Partners Investment Management Holdings, LLC, Guggenheim Funds Services Holdings, LLC, Guggenheim Funds Services, LLC and Guggenheim Funds Distributors, LLC ("GFD"). GFD is filing as Sponsor for Guggenheim Defined Portfolios, Series 887, 895, 909, 911, 920, 921, 941, 943, 953, 979, 981, 982, 986, 989, 992, 1008, 1034, 1039, 1042, 1045, 1046, 1054 & 1056 (together "The Filing Entities"). This Statement relates to the shares of Common Stock (the "Shares"), of the Issuer beneficially owned directly by The Filing Entities. Guggenheim Capital, LLC is the majority owner of Guggenheim Partners, LLC, GI Holdco II, LLC, GI Holdco, LLC, Guggenheim Partners Investment Management Holdings, LLC, Guggenheim Funds Services Holdings, LLC, Guggenheim Funds Services, LLC and GFD. GFD is the Sponsor of The Filing Entities which beneficially own more than 5% of the Shares reported herein. GFD is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 and a broker dealer registered under Section 15 of the Securities and Exchange Act of 1934.

(b) Address of Principal Business Office, or, if none, Residence:

Guggenheim Capital, LLC: 227 West Monroe Street, Chicago, IL 60606

Guggenheim Partners, LLC: 227 West Monroe Street, Chicago, IL 60606

GI Holdco II, LLC: 330 Madison Avenue, New York, NY 10017

GI Holdco, LLC: 330 Madison Avenue, New York, NY 10017

Guggenheim Partners Investment Management Holdings, LLC: 330 Madison Avenue, New York, NY 10017

Guggenheim Funds Services Holdings, LLC: 227 West Monroe Street, Chicago, IL 60606

Guggenheim Funds Services, LLC: 227 West Monroe Street, Chicago, IL 60606

Guggenheim Funds Distributors, LLC: 2455 Corporate West Dr., Lisle, IL 60532

(c) Citizenship:

Guggenheim Capital, LLC is a Delaware limited liability company.

Guggenheim Partners, LLC is a Delaware limited liability company.

GI Holdco II, LLC is a Delaware limited liability company.

GI Holdco, LLC is a Delaware limited liability company.

Guggenheim Partners Investment Management Holdings, LLC is a Delaware limited liability company.

Guggenheim Funds Services Holdings, LLC is a Delaware limited liability company.

Guggenheim Funds Services, LLC is a Delaware limited liability company.

Guggenheim Funds Distributors, LLC is a Delaware limited liability company.

(d) Title of Class of Securities:

Common Stock

(e) CUSIP Number:

67074X107

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 12 of 16 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☒	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☒	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 13 of 16 Pages

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

As of July 31, 2013 Guggenheim Capital, LLC may be deemed the beneficial owner of 1,024,033 Shares, which amount includes 1,024,033 Shares beneficially owned directly by The Filing Entities, and indirectly by Guggenheim Funds Distributors, LLC, Guggenheim Funds Services, LLC, Guggenheim Funds Services Holdings, LLC, GI Holdco, LLC, GI Holdco II, LLC and Guggenheim Partners, LLC.

(b) Percent of class:

10.06% of the Common Stock

(c) Number of shares as to which the person has:

Guggenheim Capital, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 1,024,033

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 1,024,033

Guggenheim Partners, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 1,024,033

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 1,024,033

GI Holdco II, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 1,024,033

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 1,024,033

GI Holdco, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 1,024,033

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 1,024,033

Guggenheim Partners Investment Management Holdings, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 1,024,033

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 1,024,033

Guggenheim Funds Services Holdings, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 1,024,033

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 1,024,033

Guggenheim Funds Services, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 1,024,033

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 1,024,033

Guggenheim Funds Distributors, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 1,024,033

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 1,024,033

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 14 of 16 Pages

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Certain advisory clients of Guggenheim Funds Distributors, LLC have the right to receive or the power to direct the receipt of dividends from or the profits from the sale of the Shares reported herein.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

See disclosure in Item 2 hereof.

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 15 of 16 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 12, 2013

Guggenheim Capital, LLC
By: Robert Saperstein

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Guggenheim Partners, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

GI Holdco II, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

GI Holdco, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Guggenheim Partners Investment Management Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Guggenheim Funds Services Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Guggenheim Funds Services, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Guggenheim Funds Distributors, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

CUSIP No. 67074X107	SCHEDULE 13G/A	Page 16 of 16 Pages

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G/A with respect to the Common Stock of Nuveen Short Duration Credit Opportunities Fund, dated as of August 12, 2013 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 12, 2013

Guggenheim Capital, LLC
By: Robert Saperstein

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Guggenheim Partners, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

GI Holdco II, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

GI Holdco, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Guggenheim Partners Investment Management Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Guggenheim Funds Services Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Guggenheim Funds Services, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Guggenheim Funds Distributors, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel